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AGREEMENT OF SALE, TRANSFER AND ASSIGNMENT

THIS AGREEMENT made this 11th day of October, 2004, by and among Interstate General Company L.P. ("IGC"), a publicly traded limited partnership, Interstate Business Corporation ("IBC"), a Delaware Corporation, and Wilson Securities Corporation ("WSC"), a Delaware corporation, herein referred to collectively as "the Parties."

Background

Brandywine Investment Associates L.P. ("BIA"), a Maryland limited partnership, is the owner of certain real estate located in Prince Georges County, Maryland, herein referred to as the "Brandywine Property." The general partner of BIA is St. Charles Associates ("SCA"), a Delaware limited partnership. The sole general partner of SCA is IGC with a 99 percent general partnership interest. The sole limited partner of SCA is IBC with a one percent limited partnership interest. James J. Wilson or members of his immediate family control "more than 50 percent of all interest and operations" of each of IBC and WSC within the meaning of Section 7.12 of the Limited Partnership Certificate and Agreement of the Partnership of BIA.

The Brandywine Property is presently encumbered by a mortgage securing a note in the amount of $10,840,000 made payable to the order of Mercantile Mortgage Corporation ("Mercantile Indebtedness"). BIA and IGC, as the general partner of SCA, have applied to M&T Mortgage Corporation ("M&T") for a loan to refinance the Brandywine Property by (i) paying off the Mercantile Indebtedness, (ii) repaying advances made by IGC to BIA, and (iii) providing funds for infrastructure development and a reserve for interest ("M&T Loan"). As a condition to making the M&T Loan, M&T requires that: (i) BIA be the maker of the M&T Loan, (ii) IBC guarantee the M&T loan ("the IBC Guaranty") and be substituted for IGC as the general partner of SCA, and (iii) IBC secure the M&T loan with a pledge of 600,000 shares of American Community Properties Trust, a publicly traded Maryland business trust ("ACPT Share Pledge"), the number of such shares to be reduced thereafter in accordance with the M&T Loan documents. The M&T Loan will benefit IGC in that it will enable BIA to repay to IGC approximately $2.79 million previously advanced by it to BIA.

To induce IBC to agree to the IGC Guaranty and the ACPT Share Pledge and to meet the M&T Loan condition that IBC be substituted for IGC as the general partner in SCA, IGC has agreed to sell, transfer and assign to IBC its 99 percent general partnership interest in SCA on the terms and conditions hereinafter set forth, and IBC has agreed to the IBC Guaranty and the ACPT Share Pledge and to the sale, transfer and assignment to it of IGC's 99 percent general partnership interest in SCA on such terms. In further compliance with the M&T loan conditions and in order for SCA to maintain its partnership status requiring at least two partners, IBC has agreed to sell, transfer and assign its one percent limited partnership interest in SCA to WSC, and WSC has agreed to accept the sale, transfer and assignment of IBC's one percent limited partnership interest in SCA, all on the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the foregoing and for good and other valuable consideration, the legal sufficiency of which each of the parties acknowledges to the other, the parties hereto, intending to be legally bound by this Agreement, agree as follows:

1. IGC hereby sells, transfers and assigns to IBC its 99 percent general partnership interest in SCA for the IBC-IGC Consideration set forth in Paragraph 2 hereof, and IBC agrees to accept the sale, transfer and assignment to it of IGC's 99 percent general partnership interest in SCA for the IBC-IGC Consideration.

2. As used herein, the IBC-IGC Consideration means the payment by IBC to IGC of $5.4 million plus 50 percent of certain distributions payable to SCA, payable as follows: (i) $1,200,000 payable by IBC, on the closing of the M&T Loan, in the form of an offset against obligations of IGC to IBC for working capital advances that IBC has heretofore made to IGC, (ii) $4,200,000 payable in cash out of the first net cash flow distributable to SCA in accordance with Section 5.2(1) of the Limited Partnership Certificate and Agreement of the Partnership of BIA plus (iii) 50 percent of any additional amount or amounts distributable to SCA in accordance with the foregoing Section 5.2(2). As further consideration for the transfer of IGC's 99 percent general partnership interest in SCA as set forth in Paragraph 1 hereof, IBC agrees as part of the IBC-IGC Consideration to guarantee the indebtedness under the M&T Loan and to pledge to M&T as security for such guaranty the ACPT Share Pledge. IGC also hereby agrees to pay at the closing of the M&T Loan the accounts payable by BIA due as of August 31, 2004, totaling approximately $103,000, as set forth on Attachment 1.

3. IBC hereby sells, transfers and assigns its one percent limited partnership interest in SCA to WSC, and WSC agrees to accept the sale, transfer and assignment to it of IBC's one percent limited partnership interest in SCA for the IBC-WSC Consideration.

4. As used herein, the IBC-WSC Consideration means the payment by WSC to IBC of $6,000, cash, or a promissory note, such note to be in the amount of $6,000, to bear interest at the rate of 6 percent per annum with principal and interest to be payable solely from the net cash flow distributable to WSC pursuant to Section 5.2(b)(2) of the Amended and Restated Limited Partnership Certificate and Agreement of SCA.

5. IBC and WSC each covenant and agree that they will not amend or cause to be amended the Amended and Restated Limited Partnership Certificate and Agreement of SCA to reduce or cause to be reduced distributions to them of net cash flow pursuant to Section 5.2(b)(2) of the foregoing instrument.

6. This Agreement sets forth the entire understanding of the parties with respect to the subject hereof, and cannot be amended or modified except by an instrument in writing signed by the parties hereto.

7. Each of the parties further covenants and agrees to execute such further documents as may be necessary or appropriate to carry out the terms hereof.

8. This Agreement is for the benefit of the parties hereof and no third party shall have the right to enforce the terms hereof.

9. This Agreement pertains to the rights and interest of the parties hereto in SCA and shall be construed and governed in accordance with the terms of the laws of the State of Maryland.

10. The parties hereto agree to the exclusive jurisdiction of the State and Federal courts and/or courts of the State of Maryland and agree to submit to the personal jurisdiction thereof in any dispute or controversy arising hereunder.

11. THE PARTIES WAIVE TRIAL BY JURY IN ANY AND ALL LEGAL PROCEEDINGS ARISING OUT OF OR OTHERWISE RELATED TO THIS AGREEMENT.

12. This Agreement has been executed the day, month and year first hereinabove written.

13. This Agreement has been executed in triplicate, each of which shall be binding upon and inure to the benefit of the parties hereto.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be signed by their duly authorized representatives.

Witness:		INTERSTATE GENERAL COMPANY L.P

	By:	Interstate General Management Corporation, its general partner

/s/		/s/ (SEAL)
Annette Hamilton		Name: James J. Wilson
Title: Chairman / CEO

INTERSTATE BUSINESS CORPORATION

/s/	By:	/s/ (SEAL)
Sheri Raleigh		Name: James Michael Wilson
Title: President

WILSON SECURITIES CORPORATION

/s/	By:	/s/ (SEAL)
Sheri Raleigh		Name: James Michael Wilson
Title: President